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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                              Immersion Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock ($0.001 Par Value)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    452521107
                       ---------------------------------
                                 (CUSIP Number)

Check the following box to designate the rule pursuant to which this Schedule is filed:

                              [ ] Rule 13d - 1(b)

                              [ ] Rule 13d - 1(c)

                              [X] Rule 13d - 1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2/92)


                               PAGE 1 OF 5 PAGES

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CUSIP NO. 452521107                  13G                       PAGE 2 OF 5 PAGES

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                 Louis Rosenberg, Ph.D.
-------------------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [ ]
                 N/A
-------------------------------------------------------------------------------

  (3)     SEC USE ONLY

-------------------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.A.
-------------------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    2,183,105(1)
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     6,600
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   2,183,105(1)
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               6,600
-------------------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 2,189,705
-------------------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
          [ ]    N/A
-------------------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 11.3%(2)
-------------------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                 IN
-------------------------------------------------------------------------------

(1)  Shares held jointly by Dr. Rosenberg and his wife, Sherstin Rosenberg.

(2) Percentage is based upon information obtained in the Company's Form 10-Q as filed with the Securities and Exchange Commission on November 14, 2001.


                                PAGE 2 OF 5 PAGES

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CUSIP NO. 452521107                13G                         PAGE 3 OF 5 PAGES

ITEM 1.

        (a)    Name of Issuer: Immersion Corporation

        (b)    Address of Issuer's Principal Executive Offices:

               801 Fox Lane
               San Jose, California 95131

ITEM 2.

        (a)    Name of Person Filing: Louis Rosenberg, Ph.D.

        (b)    Address of Principal Business Office or, if none, Residence:

               801 Fox Lane
               San Jose, California 95131

        (c) Citizenship: The filing person is a citizen of the United States of America.

        (d)    Title of Class of Securities: Common Stock ($0.001 par value)

        (e)    CUSIP Number: 452521107

ITEM 3.        STATUS OF PERSON FILING:

               Not Applicable

ITEM 4.        OWNERSHIP

        (a)    Amount Beneficially Owned:  2,189,705
        (b)    Percent of Class:  11.3%(1)
        (c)    Number of shares as to which such person has:
               (i)    sole power to vote or to direct the vote:  2,183,105(2)
               (ii)   shared power to vote or to direct the vote:  6,600
               (iii)  sole power to dispose or to direct the disposition of:
                      2,183,105(1)
               (iv)   shared power to dispose or to direct the disposition of:
                      6,600

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not Applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not Applicable.


(1) Percentage is based upon information obtained in the Company's Form 10-Q as filed with the Securities and Exchange Commission on November 14, 2001.

(2)  Shares held jointly by Dr. Rosenberg and his wife, Sherstin Rosenberg.


                                PAGE 3 OF 5 PAGES


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CUSIP NO. 452521107                 13G                    PAGE 4 OF 5 PAGES

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF THE GROUP

               Not Applicable.

ITEM 10.       CERTIFICATION

               Not applicable.

                                PAGE 4 OF 5 PAGES


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CUSIP NO. 452521107                    13G                     PAGE 5 OF 5 PAGES

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2002

                                            /s/ Louis Rosenberg, Ph.D.
                                            ------------------------------------
                                            Louis Rosenberg, Ph.D.


                                PAGE 5 OF 5 PAGES